Exhibit 99.1

AMENDED AND RESTATED EQUITY AWARD PROGRAM

FOR NON-EMPLOYEE DIRECTORS UNDER THE ICOS

CORPORATION 1999 LONG-TERM INCENTIVE PLAN

Effective December 13, 2005

The following provisions set forth the terms of the equity award program for non-employee directors of ICOS Corporation under the ICOS Corporation 1999 Long-Term Incentive Plan. The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.

1. Eligibility

Each Non-Employee Director (an “Eligible Director”) shall be eligible to receive an Initial Option and/or Annual Grants under the Plan as set forth below.

2. Initial Option Grant

(a) Grant. Upon an Eligible Director’s initial election (or appointment) to the Board which occurs after December 13, 2005, a grant of a Nonstatutory Stock Option (“Initial Option”) to purchase 30,000 Shares shall be granted to each such Eligible Director. Each Initial Option will be subject to the recipient Eligible Director’s execution of a Stock Option Agreement which will provide for the terms set forth herein and other terms and conditions pursuant to the Plan.

(b) Vesting. Each Initial Option shall vest and become exercisable in two equal amounts of 15,000 Shares as of each of the first two anniversaries of the Initial Option grant date, assuming continued service as a director of the Company during such periods.

(c) Exercise Price. The per Share exercise price of an Initial Option shall be equal to the Fair Market Value of a Share on the date of the Initial Option grant.

(d) Manner of Exercise. An Initial Option shall be exercised by giving the required notice to the Company, stating the number of shares of Common Stock with respect to which the Initial Option is being exercised, accompanied by payment in full for such Common Stock, which payment may be in whole or in part (a) in cash or check, (b) in shares of Common Stock owned by the Eligible Director for at least six months (or such shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal in amount to the aggregate Initial Option Exercise Price, or (c) by Cashless Exercise, all in accordance with the regulations of the Federal Reserve Board.

(e) Term. Each Initial Option shall expire ten years from the date of grant thereof, but (subject to Section 4 below) shall be subject to earlier termination as follows:

(i) In the event that an Eligible Director ceases to be a director of the Company for any reason other than the death of the Eligible Director, the unvested portion of the Initial Option granted to such Eligible Director shall terminate immediately and the vested portion of the Initial Option may be exercised by the Eligible Director only within two years after the date he or she ceases to be a director of the Company or prior to the date on which the Initial Option expires by its terms, whichever is earlier.

(ii) In the event of the death of an Eligible Director, the unvested portion of the Initial Option granted to such Eligible Director shall terminate immediately and the vested portion of the Initial Option may be exercised only within two years after the date of death of the Eligible Director or prior to the date on which the Initial Option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director’s estate, the person(s) to whom the Eligible Director’s rights under the Initial Option have passed by will or the applicable laws of descent and distribution, or by the beneficiary designated pursuant to Section 4(e) of the Plan.

(f) Adjustment. The number of Shares (and Exercise Price) subject to each Initial Option shall be subject to adjustment pursuant to Section 11 of the Plan.

3. Annual Grants

(a) Grant. Commencing with the 2006 annual shareholders’ meeting and immediately following each annual meeting of shareholders thereafter (each an “Annual Meeting”), each continuing Eligible Director shall be eligible to receive an annual Stock Grant and/or annual grant of Stock Units (to be settled in Shares) (collectively, an “Annual Grant”). It is intended that the number of Shares subject to each Annual Grant will be determined with reference to the annual equity grant practices of the Company’s peer companies (“Peers”). It is expected that the grant date dollar value of the number of Shares subject to each Annual Grant will approximate the 50th percentile of the dollar value of the most recent annual equity grants issued by the Peers. The annual process for determining the Peers’ equity grant values will be reviewed and approved by the Board or its Compensation Committee. Pursuant to the terms set forth herein, each Annual Grant will be approved and awarded by the Board’s Compensation Committee, though the Board retains the power to reassume this delegated granting authority at any time. Notwithstanding the foregoing, any continuing Eligible Director who received an Initial Option within 150 days prior to an Annual Meeting shall not receive such Annual Grant until immediately following the second Annual Meeting after the grant date of such Initial Option.

(b) Vesting. Annual Grants shall vest pro-rata in two equal amounts as of each of the first two anniversaries of the Annual Grant date, assuming continued service as a director of the Company during such periods. Each Eligible Director will be permitted to defer receipt of Shares vesting from the Annual Grants in accordance with the requirements of Plan deferral procedures and applicable law.

(c) Agreement. Each Annual Grant will be subject to the recipient Eligible Director’s execution of a Stock Grant Agreement or Stock Unit Agreement (as applicable) which will provide for the terms set forth herein and other terms and conditions pursuant to the Plan.

(d) Blackout. In the event that there is a trading blackout which prohibits Eligible Directors from selling Shares on the open market at the time of vesting of an Annual Grant’s Stock Grant (or at the time of settlement of a Stock Unit grant), an Eligible Director may effect share withholding from the Company for such Annual Grant (up to the maximum amount permitted for federal income tax withholding).

(e) Adjustment. The number of Shares subject to each Annual Grant shall be subject to adjustment pursuant to Section 11 of the Plan.

4. Change in Control

In the event of any Change in Control, the vesting of: (i) each Annual Grant that is at the time outstanding shall automatically accelerate so that each such Annual Grant shall, immediately prior to the specified effective time of the Change in Control, become fully vested and (ii) each Initial Option that is at the time outstanding shall automatically accelerate so that each such Initial Option shall, immediately prior to the specified effective time of the Change in Control, become fully vested and exercisable.

5. Amendment

The Board in its discretion may amend or terminate the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an outstanding Initial Option and Annual Grant.

Provisions of the Plan (including any amendments) that were not referenced above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Initial Options or Annual Grants awarded to Eligible Directors.

Initially adopted March 10, 1999.

Amended January 25, 2001.

Amended and Restated January 21, 2004.

Upon stockholder approval of the amendment and restatement of the Plan, updated May 4, 2005.

Amended and Restated December 13, 2005.